II.	Code of Ethics

A.	Purpose, Overview, and Scope

The Code of Ethics establishes, maintains, and enforces a standard of business conduct that reflects Morningstar Investment Management’s and its Supervised Persons’ fiduciary obligations and compliance with applicable Federal security laws in accordance with the applicable regulations detailed in section C.

The Code of Ethics intends to provide clear requirements and restrictions relating to all Supervised Persons of Morningstar Investment Management to ensure awareness and understanding of the associated regulatory obligations. The objective of the Code of Ethics is to:

i.	educate Supervised Persons as to the laws governing their conduct;
ii.	reinforce that Supervised Persons are in a position of trust and must act with complete propriety;
iii.	protect the reputation of Morningstar Investment Management; (iv) mitigate securities law violations; and
iv.	to protect Clients by deterring Supervised Persons misconduct.

Application of the requirements and restrictions, documented in section B, intends to appropriately mitigate relevant regulatory exposures.

This Code of Ethics applies to all Supervised Persons when acting for or on behalf of Morningstar Investment Management’s regulated products and services and should be read in conjunction with Morningstar Investment Management’s policies.

Morningstar’s WRR Americas Compliance team issues this Code of Ethics, consulting with the relevant Morningstar Investment Management business teams for its administration. The Code of Ethics is reviewed as needed, but no less frequently than annually.

B.	Requirements and Restrictions

Morningstar Investment Management intends for its Supervised Persons to subscribe to the highest standards of ethical and professional conduct. The highest duty of care with respect to Morningstar Investment Management’s advisory services and loyalty to all clients are to be observed. What is in the best interest of Clients is paramount, and any issue that arises must be resolved in a manner that is in their best interests.

In addition to the more detailed and specific regulatory requirements outlined in Morningstar Investment Management’s policies, general anti-fraud provisions apply to our activities. As the phrase implies, the anti-fraud provisions within the law are general in nature and prohibit

i.	employing any device or scheme to defraud a Client,
ii.	making any untrue or misleading statement to a Client or omitting to state a material fact,
iii.	engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client, or
iv.	engaging in any manipulative act or practice with respect to a Client.

As a general matter, if an activity seems untold, extraordinary, or unusual, the Supervised Person should consult with the Compliance team.

The Code of Ethics is expected to be abided by both in word and in spirit by Supervised Persons. Failure to comply with the Code of Ethics in whole or in part is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code of Ethics does and does not permit, please do not hesitate to contact Morningstar Investment Management’s Chief Compliance Officer or any member of the Compliance team.

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i.	Fiduciary Duty to Clients

Morningstar Investment Management’s policy is that Supervised Persons conduct themselves and perform their assigned duties in a manner consistent with the following fiduciary duties.

a.	Duty of Loyalty

(i)

Morningstar Investment Management’s policy is that the interests of the firm or the Supervised Person do not come before the best interests of the Clients. Morningstar Investment Management will address this by:

●

Making full and fair disclosure to its Clients of all material facts relating to the advisory relationship, including the capacity in which it is acting with respect to the advice it provides. Making available to Clients its Form ADV Parts 2 and 3 (as applicable), which are documents that provides information on its services, its investment process/methodology, and conflicts of interest.

●

Seeking to eliminate, or if elimination is not possible, exposing through full and fair disclosure all conflicts of interest which might cause Morningstar Investment Management to render advice which is not disinterested. Such disclosure will be sufficiently specific so that a Client can understand the material fact or conflict of interest and make an informed decision whether to provide consent and will depend on the nature of the Client, the scope of the advisory services, and the material fact or conflict.

b.	Duty of Care

(i)	Morningstar Investment Management’s policy is to perform its duties in a prudent manner and consistent with the following:

●	Understanding the potential risks, rewards, and costs associated with a product, investment strategy, account type, or series of transactions.
●

Making suitable recommendations based on the Clients’ particular facts and circumstances (e.g., personal information and financial situation), financial circumstances and investment objectives; or, if a Client declines to provide such information, determining if prudent assumptions can be made for the information not disclosed and providing prudent recommendations based on those assumptions about the Client.

●	Having an adequate basis and support for any and all recommendations, representations, and forecasts.
●

Complying with applicable securities laws, including, but not limited to, the Advisers Act, Gramm-Leach-Bliley (“GLB”) Act, Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and the Securities Exchange Act of 1934 (“Exchange Act”).

●

Seeking best execution of a client’s transactions such that the Client’s total cost or proceeds in each transaction are the most favorable under the circumstances in those relationships where Morningstar Investment Management has the responsibility to select broker-dealers to execute trades for a Client.

●	Providing advice and monitoring at a frequency that is in the best interest of each Client, taking into account the scope of the agreed upon relationship.

○	In the absence of any agreed limitation or expansion of an agreement, the scope of duty to monitor will be indicated by the duration and nature of the agreed advisory arrangement.

●	Treating each similar situated Client and prospective Client fairly.

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A breach of any of the above items may expose Morningstar Investment Management and Supervised Persons to federal or state disciplinary actions, or potential criminal and civil liability.

Supervised Persons will perform their duties in a manner consistent with Morningstar Investment Management’s fiduciary duties and avoid any activities prohibited under the anti-fraud provisions described above.

ii.	Professional Responsibilities

Morningstar Investment Management’s policy is that its Supervised Persons will have the appropriate skills and experience that are commensurate with their assigned duties, such as the appropriate level of experience and education. It is Morningstar Investment Management’s policy that Supervised Persons exhibit high moral standards, professionalism, and ethical conduct, including exhibiting honesty, integrity, and prudent judgement.

Senior Management will ensure Supervised Persons have the appropriate skills and experience to fulfill their assigned duties.

Supervised Persons will perform their duties in a manner that exhibits high moral standard and ethical conduct and avoids any prohibited activities.

To that end, Supervised Persons are prohibited from:

a.	Guaranteeing investment performance.
b.	Falsely stating or misrepresenting his or her credentials (e.g., professional designation or education).
c.	Selling products or services in a manipulative, deceptive or fraudulent manner.
d.

Not performing appropriate due diligence on alternative data sources to ensure data is collected in a manner that complies with applicable laws (i.e., has not been illegally scraped from a website) and is used in a manner that complies with the source’s terms of use and copyrights.

e.

Stating or implying that the SEC, the Department of Labor (“DOL”), the Financial Industry Regulatory Authority (“FINRA”), or any other federal or state regulatory body endorses or approves the products or services offered by Morningstar Investment Management.

f.	Rendering legal or tax advice to Clients.
g.

Communicating confidential, non-public information about Morningstar Investment Management or its Clients to persons outside of Morningstar Investment Management, provided, however, that Employees may communicate such confidential or non-public information to Outsourced Persons on an “as needed basis” for them to perform services on behalf of Morningstar Investment Management.

h.	Communicating confidential, non-public information about Morningstar, Inc. or its affiliates to anyone outside of Morningstar.
i.	Communicating information to Clients that is based solely on rumor or speculation.
j.	Using electronic forums, channels, blogs, or other communications systems (i.e., Reddit, YouTube, Twitter) to influence trading activity.
k.	Buying or selling a publicly traded security while in possession of inside information or tipping such inside information to others.
l.

Buying or selling a publicly traded security using confidential information about one issuer to trade the securities of another issuer on the basis that the market price of the two securities are likely to react similarly when information about one firm becomes public (“shadow trading”).

m.	Signing a Client’s name to any document, even if the Client gives permission to do so.
n.	Instructing the Client to pay them (the Supervised Person) directly for services rendered by Morningstar Investment Management.
o.	Accepting cash, checks or other forms of payment made payable to the Supervised Person from a Client.
p.	Lending money to a Client.
q.	Borrowing money or securities from a Client.

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r.	Settling a Client complaint without following the process described in the Customer Complaints section of this manual.
s.	Stating or implying that Morningstar Investment Management’s products or services are offered by Morningstar, Inc., or stating or implying that an Employee is employed by Morningstar, Inc.
t.	Becoming an employee of or serving as a director of an unaffiliated company without the approval of the Compliance team and Morningstar, Inc.’s Chief Legal and People Officers (if applicable).
u.

Acquiring or deriving personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of the Supervised Persons’ duties within or in support of Morningstar Investment Management or his or her association with Client.

iii.	Public Speaking Engagements

A public speaking engagement includes participation in a seminar, conference, webinar, video and any other public forum (Including an interactive electronic forum) related to the Supervised Person’s assigned duties.

While public speaking engagements are acceptable, Morningstar Investment Management’s policy is that:

a.	Supervised Persons adhere to the guidelines set forth in the Professional Responsibilities section above.
b.

Public statements should be given by senior investment professionals, sales professionals, researchers, economists, or members of Senior Management. If other persons are invited to give public statements, they should obtain prior approval from their manager and provide notification of such approval to the Compliance team, before proceeding.

c.	Supervised Persons will ensure:

(i)	Prepared questions, scripts, or talking points to be used during the public appearance have been reviewed and approved by the Compliance team in advance when possible.
(ii)

The Compliance team is provided final versions of any recorded engagements or transcripts, prior to or at its release to attendees of the event or the public in general. Final versions of any recorded engagements, or transcripts should be reviewed by the Compliance team prior to release when possible.

(iii)	For videos that are produced in Morningstar’s in-house studio, a member of the Compliance team is given the opportunity to be present during the recording.
(iv)	Presentations, handouts, or other materials provided to outside parties in relation to such public statements have been submitted to the Compliance team for review prior to dissemination.

d.

Supervised Persons are prohibited from accepting individual compensation for participating in a speaking engagement where their participation is sought out because of his or her association with Morningstar.

e.	Supervised Persons adhere to the guidelines set forth in the Professional Responsibilities section above.
f.

Public statements should be given by senior investment professionals, sales professionals, researchers, economists, or members of Senior Management. If other persons are invited to give public statements, they should obtain prior approval from their manager and provide notification of such approval to the Compliance team, before proceeding.

g.	Supervised Persons will ensure:

(i)	Prepared questions, scripts, or talking points to be used during the public appearance have been reviewed and approved by the Compliance team in advance when possible.
(ii)

The Compliance team is provided final versions of any recorded engagements or transcripts, prior to or at its release to attendees of the event or the public in general. Final versions of any recorded engagements, or transcripts should be reviewed by the Compliance team prior to release when possible.

(iii)	For videos that are produced in Morningstar’s in-house studio, a member of the Compliance team is given the opportunity to be present during the recording.
(iv)	Presentations, handouts, or other materials provided to outside parties in relation to such public statements have been submitted to the Compliance team for review prior to dissemination.

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h.

Supervised Persons are prohibited from accepting individual compensation for participating in a speaking engagement where their participation is sought out because of his or her association with Morningstar.

iv.	Clients’ Non-Public Information

Morningstar Investment Management’s policy is to protect Clients’ confidential, non-public information from being given or made accessible to unauthorized persons, or persons who do not need to know or need access to such information to perform their assigned duties.

An individual’s sensitive information includes such things as their personally identifiable information or financial situation, the portfolio they are invested in, the transaction history of their account, and forthcoming rebalancing or reallocation decisions. An institutional Client’s sensitive information includes such things as financial information, underlying portfolio holdings, and intellectual property. All Clients’ confidential, non-public information is hereafter referred to as “sensitive information.”

Morningstar Investment Management will take all reasonable measures to preserve confidentiality of sensitive information.

If a Supervised Person has or has the ability to access a Client’s sensitive information, that Supervised Person is responsible for maintaining its confidentiality including not sharing or providing access to any person who does not need to have such information to perform their assigned duties.

To mitigate sensitive information from being made available to persons who do not need to know such information to perform their assigned tasks, a Supervised Person is responsible for:

a.	Taking precautions when providing confidential information through email, fax, or over the phone, which includes using the “PII Secure Tag” in Outlook for emails containing sensitive information.
b.	Not discussing confidential information in public places, such as elevators, hallways, or at social gatherings.
c.	Avoiding use of speaker phones in areas where unauthorized persons may overhear conversations.
d.	Avoiding exposing documents containing confidential information to areas where they may be read by unauthorized persons (e.g., copy machine).
e.	Storing documents containing confidential information in a secure location when they are not in use.
f.

Discarding documents that contain confidential information (provided they do not need to be retained under the rules for retention of books and records), ensure that they are discarded and destroyed in a secure manner.

g.	Locking all electronic devices (computers, phones, tablets, etc.) which may contain confidential information when such devices are not in use and use password protection to unlock such devices.
h.	Using strong passwords that cannot be easily guessed.
i.	Refraining from giving passwords to others or saving passwords in a place that can be accessed by others.
j.	Refraining from using unsecured wireless networks when accessing or using confidential information.

To accomplish this policy, Morningstar Investment Management will:

a.	Limit the number of Supervised Persons with access to confidential information.
b.	Place servers with confidential information in a secure location and in a controlled environment.
c.	Limit the number of Supervised Persons that have access to the secure location where servers are maintained.
d.	Lock access to a system with confidential information if the user fails to enter the correct password within a certain number of tries.
e.	Require the use of encryption and/or password protection (as available) on electronic devices used to access confidential information.
f.	Adhere to the Information Security Policies and Standards implemented by the Morningstar, Inc. Information Security Department.

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g.	Adhere to Morningstar Investment Management’s Cybersecurity Policy.

Although maintaining the confidentiality of confidential information is of utmost importance, it does not preclude a Supervised Person from their duty to report any suspected illegal activities by Clients or an intermediary (e.g., a Client’s investment adviser representative) to the Compliance team.

v.	Gifts and Entertainment

A conflict of interest occurs when the personal interests of a person interferes or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their analysis, opinions, or decision-making or make them feel beholden to a person or firm.

Similarly, persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

For purposes of the Code of Ethics, a gift includes:

a.

Entertainment that includes, but is not limited to, meals or snacks and tickets to sporting and theater events which are extraordinary, excessive, or at which representatives of both Morningstar Investment Management and Client are not in attendance;

b.	Travel/lodging;
c.	Charitable contributions made on behalf of a Client or prospective Client;
d.	Gift baskets or perishable items; and
e.	Logo-stamped promotional items valued at more than $30 in total.

Gifts do not include:

a.

Personal gifts, such as a wedding gift, retirement gift, or congratulatory gift for the birth of a child provided that the gift was paid for out of the Supervised Person’s personal funds and the Supervised Person has a pre-existing personal or family relationship to the gift recipient that was deemed acceptable by the Compliance team.

(i)	If Morningstar Investment Management bears the cost of a gift, either directly or by reimbursing the Supervised Person, the gift will be counted towards the $250 gift limit.
(ii)	Personal gifts should typically be infrequent in nature, reasonable and customary, and not so excessive as to raise questions of impropriety.

b.

Donations facilitated through crowdsourcing websites or apps to raise funds for a Client or potential Client’s direct or indirect benefit (i.e., a GoFundMe donation for a recently diagnosed condition that will result in large medical bills) as long as the donation does not exceed $250 per person per year.

c.	A gift sent to Morningstar Investment Management in general or to a specific department where it is shared (e.g., a fruit basket received during the holidays which is left in the tea-point).
d.

Any meal or other business entertainment that is not frequent or so excessive as to raise any question of impropriety and for which representatives of both Morningstar Investment Management and Client are in attendance.

(i)

For example, a Supervised Person may accept an occasional dinner invitation if the person who extended the invitation attends the dinner and the purpose of the meeting is to discuss legitimate business or establish a business relationship.

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e.

Any food or beverage item(s) provided for a virtual business event (e.g., client appreciation event held over Zoom) provided to attendees where a representative of Morningstar Investment Management is present, visible onscreen, and available for interaction with attendees throughout the event.

(i)	For the avoidance of doubt, a gift certificate for a food or beverage item is considered a gift unless it is only valid for the duration of the virtual event.
(ii)

Such items must be intended to be consumed during the event by attendees, cannot be preconditioned on meeting a sales goal, and cannot be used for an item that is actually a gift (i.e., a food or beverage item to take home), and

(iii)	The cost and frequency of providing such items must be reasonable so as not to raise any question of propriety.

f.	Sponsorship of a marketing event in which representatives of both Morningstar Investment Management and the Client are present.
g.	Marketing sponsorships between Morningstar Investment Management and an institutional Client.
h.

Charitable contributions from Morningstar Investment Management as long as the contribution is not intended to or would result in favorable treatment or influence over a business decision or could be reasonably viewed as (i) not appropriate in its business context or (ii) placing the recipient or associated client under a real or perceived obligation to any Supervised Person or Morningstar Investment Management.

A person or entity that relates to Morningstar Investment Management’s business includes, but is not limited to, Clients, prospective clients, and vendor/service providers and includes representatives of such Clients, prospective clients, and other persons/entities.

a.	Gifts

It is Morningstar Investment Management’s policy to limit gifts given to or received from Clients to amounts that are so minimal in value that one’s independence or objectivity would not be called into question.

No Supervised Persons may give, offer, or cause a gift(s) to be given to any person or entity that relates to Morningstar Investment Management’s business that is more than $250 in total per person per calendar year.

(i)	For example, Morningstar Investment Management, directly or through Supervised Persons, cannot give two separate gifts worth $200 to any Client within a calendar year.
(ii)	Gifts of charitable contributions must be submitted directly to the charitable organization.
(iii)	Supervised Persons may not give to or solicit donations for a charitable organization they own or run as part of a gift.

No Supervised Persons may accept gift(s) that is more than $250 in total per calendar year per person from any person or entity that relates to Morningstar Investment Management’s business.

(i)	For example, a Supervised Person cannot accept two separate $200 gifts from the same vendor of Morningstar Investment Management valued within a calendar year.
(ii)

Supervised Persons may not accept cash or other items of value intended to be sent to a charitable organization as part of a gift. Supervised Persons should direct the gift giver to send the donation directly to the charitable organization.

(iii)

Unsolicited donations to a charitable organization from a person or entity that relates to Morningstar Investment Management’s business must be reported to the Compliance team immediately when the charitable organization is owned or run by a Supervised Person.

If, unbeknownst to the Supervised Person, a gift is sent to them and the value of that gift is $250 or more, the Supervised Person, along with their direct manager or the Compliance team, must decide to either make the gift available to other Supervised Persons or to donate the gift to a charity.

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For sponsorship of a marketing event by Morningstar Investment Management in which a Supervised Person and/or the Client is NOT present, the sponsorship value will be counted toward the $250 gift limit.

(i)

Cash or checks may not be sent directly to the event’s sponsor by a Supervised Person; the event sponsor should send an invoice to Morningstar Investment Management for proper processing through Morningstar’s accounting department.

All Morningstar Investment Management sponsored drawings, raffles, giveaways, door prizes, etc. are subject to the $250 gift limit and must be reported. Cash or cash gift cards may not be used as a prize.

No gift may be given or accepted if it is tied to any sales goal or revenue generated.

In determining the value of a gift, the higher of the cost or market value is to be used and is exclusive of sales tax, shipping, and delivery fees.

For a gift sent to multiple recipients, the value of the gift is to be pro-rated.

(i)	For example, for a $250 gift basket sent to a Client’s marketing department that consists of five employees, each person will be reflected as receiving a $50 gift.

Supervised Persons may not accept any gift—even if it is under $250—if it is intended or could be reasonably judged as causing the Supervised Person or Morningstar Investment Management to act in a manner that is inconsistent with its fiduciary duty or make the Supervised Person or Morningstar Investment Management feel beholden to the giver or its firm.

Cash gifts (including cash gift cards such as American Express, MasterCard, or Visa gift cards) are strictly prohibited in any amount. In order for a gift card to not be considered cash, it must be redeemable for goods or services at a specific retailer.

No Supervised Person may use his/her position to obtain or seek a gift for themselves or for Morningstar Investment Management.

Because of special rules and intricacies involved, no Supervised Person may give a gift to an elected official (including foreign officials), retirement plan or retirement plan sponsor, union official, or a labor union without prior approval from the Chief Compliance Officer.

Supervised Persons may not accept gifts directly from fund companies or exchange-traded fund sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms unless they are the occasional perishable food items (e.g., popcorn) or promotional items estimated, in total, to be under $30. Likewise, Supervised Persons may not accept offers from fund companies or ETF sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms, to pay travel, hotel, and other costs associated with a seminar or conference attended by the Supervised Persons.

(i)

For avoidance of doubt, the prohibitions contained in this paragraph pertain to those fund companies or exchange-traded fund sponsors who are not Clients of Morningstar Investment Management. For fund companies and exchange-traded fund sponsors who are Clients of Morningstar Investment Management, the policies for Clients apply.

b.	Entertainment

It is Morningstar Investment Management’s policy to limit entertainment given to or received from Clients to amounts that are so minimal in value that

(i)	one’s independence or objectivity would not be called into question or

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(ii)	that would reasonably cause the Supervised Person or Morningstar Investment Management to act in a manner that is inconsistent with its fiduciary duty or feel beholden to the giver or its firm.

Entertainment expenses, including travel/lodging associated with an entertainment activity, must be reasonable in nature, as determined by Senior Management and/or the Compliance team. Therefore, no Supervised Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective client, or any person or entity that does or seeks to do business with Morningstar Investment Management.

No Supervised Person may accept a meal or entertainment where the person/firm paying for the meal or entertainment is not present/represented, either in-person or virtually for the duration of the meal or entertainment.

No entertainment item may be given or accepted if it is tied to any sales goal or revenue generated.

In determining the value of a entertainment item, the higher of the cost or market value is to be used and is exclusive of sales tax.

Because of special rules and intricacies involved, no Supervised Person may provide entertainment to an elected official (including foreign officials), retirement plan or retirement plan sponsor, union official, or a labor union without prior approval from the Chief Compliance Officer.

c.	Exceptions to the Gift Policy

Morningstar Investment Management may offer a Client a registration fee waiver to a Morningstar-related conference that exceeds $250 in value in the following instances:

(i)

Morningstar Investment Management must maintain a documented process for determining which Clients are offered registration waivers (i.e., all “Tier 1” Clients, as defined by SalesForce sales procedures, are offered a waiver.)

(ii)

Clients are only offered one type of registration waiver (i.e., if a free registration, 50% off waiver, or $100 off waiver is available, Morningstar Investment Management must determine one of those types for all Clients who are offered a pass.)

(iii)	Compliance must approve the client determination process, list of Clients being offered the waiver, and the waiver type prior to a waiver being offered to a Client.
(iv)	Clients who are offered a registration waiver whose market value is higher than $250 may not receive any other gift during the year in which the conference took place.

d.	Supervised Person Reporting

Supervised Persons must report gifts they have received or entertainment they are the recipient of via the compliance reporting system using the system’s Gift or Entertainment reporting form. At a minimum, this report should include the name and employer name of the gift-giver, a description of the gift received, the higher of cost or market value, and the date the gift was received.

Supervised Persons must report gifts or entertainment they have given to Clients or potential clients via Concur, the software used by Morningstar’s corporate accounting team. This documentation, at a minimum should include the recipient’s name and firm, a description of the gift given, the higher of cost or market value, and the date the gift was given. If the Supervised Person does not report the gift or entertainment item to Concur (for example, because they do not require reimbursement), they must report it through the compliance reporting system.

When a gift is given to a group (e.g., client services group), the manager of that group is responsible for pro-rating the value of the gift across all members of the group and reporting the gift via the compliance reporting system.

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Supervised Person must report all sponsorship of marketing events by Morningstar Investment Management to the Compliance team. This report may be made through Concur or the compliance reporting system.

vi.	Conflicts of Interest

As a fiduciary, a RIA has an affirmative duty to act in the best interests of its clients. Compliance with this duty can be supported by avoiding conflicts of interest and, if they can’t be avoided, fully disclosing to clients all material facts concerning any conflict that may arise.

In general, conflicts of interest are those situations when the interests of the Supervised Person or Morningstar Investment Management differ from the interests of the client. An activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to a client(s).

Conflicts of interest may also arise where Morningstar Investment Management or a Supervised Person have reason to favor the interests of one client over another (e.g., clients in which a Supervised Person has a material personal investment in or persons employed by a client where a Supervised Person is close friends with or they are relatives.)

It is Morningstar Investment Management’s policy that Supervised Persons may not:

a.

Favor the interests of one Client or one group of Clients over others (e.g., larger accounts over smaller accounts, accounts of Supervised Persons or their immediate family over other accounts, and accounts that produce higher compensation for the adviser over others).

b.

Use the knowledge of an upcoming trade or change in Morningstar Investment Management’s products, services, or Clients to profit personally, directly or indirectly, because of such knowledge, including by purchasing or selling securities.

c.

Recommend a security without disclosing to an appropriate designated person (e.g., Senior Management) and Client that they have a material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates.

d.

Negotiate or make decisions regarding Morningstar Investment Management’s use of a vendor or supplier without disclosing to an appropriate designed person (e.g., Senior Management) that they have a material beneficial ownership, business or personal relationship, or other material interest in such vendor or supplier.

It is Morningstar Investment Management’s policy to disclose its conflicts of interests, both personal and business-related, in Morningstar Investment Management’s Form ADV Parts 2 and 3.

a.

Morningstar Investment Management will disclose in its Form ADV Part 2 that Clients investing in investment companies will pay two layers of fees—one layer pertaining to the investment company’s fees and expenses and the other layer pertaining to Morningstar Investment Management’s advisory fees.

b.	Such disclosures may also be summarized in the Form ADV Part 3 or the Form ADV Part 3 will refer the Client to the Form ADV Part 2 for further information about conflicts of interest.
c.	Other means of such disclosure may include marketing materials or verbal communications with Clients or prospective Clients.

Each Supervised Person must promptly report to the Compliance team any situation or transaction that is believed to be an actual or potential conflict of interest.

Personal relationships that could be perceived as or are a conflict of interest are required to be reported to the Compliance team through the compliance monitoring system, or as otherwise directed.

a.

Conflicted personal relationships could include, but are not limited to, an immediate family member working for a competitor or client, a close friend with access to inside information of a client or competitor, an immediate

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family member in a position to choose Morningstar over others in response to a Request for Information (RFI), or a close friend who is in a position to negotiate a contract on behalf of their employer with Morningstar.

vii.	Personal Security Transaction and Holdings

The personal security records required under Advisers Act Rule 204A-1 are intended as a means of bringing inappropriate trading practices to light. It requires, among other things, each access person report to the Compliance team a list of reportable securities in which he or she has a beneficial ownership and transactions made in reportable securities.

Note: This section of the Code of Ethics applies to access persons and his/her immediate family.

a.	Definitions

The definitions noted below are specific to this section (Personal Security Transactions and Holdings) of the Manual.

(i)	Access person is defined as

●	An officer of Morningstar Investment Management;
●	A person who makes or participates in making investment recommendation to Clients;
●

A person who has the ability to access nonpublic information regarding a Client’s security holdings, such as what recommendations were given or will be given to them and what securities they hold or will be holding;

●	Any other Supervised Person, at the discretion of the Compliance team; or
●	At the discretion of the Compliance team, consultants, independent contractors, or interns used by Morningstar Investment Management whose duties may expose them to the above information.

(ii)	Beneficial ownership is where an access person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction.

●

Generally, this includes reportable securities owned by immediate family members residing in your home (e.g., a reportable security held in an account that is under your spouse or partner’s name), investment club accounts, or other accounts where you have the ability to influence trading decisions.

(iii)	Digital Assets are assets that are issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, Digital Currencies and Digital Coins or Tokens.

●	A particular Digital Asset may or may not meet the definition of a “security” under U.S. federal securities laws, depending on its facts and circumstances.

(iv)	Digital Coins or Tokens A Digital Asset received as part of an Initial Coin Offering or through a secondary market that offers rights or interests in a business or project.

●	Digital Coins or Tokens may or may not be securities, depending on the facts and circumstances of the particular asset.

(v)

Digital Currencies are virtual representations of value that are designed to enable purchases, sales, or other financial transactions. Digital Currencies are intended to provide many of the same functions as long-established currencies but do not have the backing of a government or other body.

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(vi)

Initial Coin Offering (ICO) A method of raising capital for a business or project where individual investors typically exchange currency (such as U.S. dollars or Digital Currencies) for Digital Coins or Tokens.

(vii)	Reportable securities include, but are not limited to, the following types of securities, regardless of the type of account in which they are held (e.g., IRA or 401(k)):

●	Stocks
●	Municipal or corporate bonds
●	Derivatives (e.g., options, futures)
●	Digital Assets registered with the SEC as securities
●	Closed-ends funds
●	Exchanged Traded Products (e.g., ETFs, ETNs)
●	Hedge funds
●	REITs
●	Morningstar restricted, market, or performance stock units (net units) at the time the units vest
●	Exercised stock options
●	Private placements
●

Open-end mutual funds for which Morningstar Investment Management acts as an investment adviser or sub-adviser (A current list of these funds may be requested from the Compliance team by sending a request to compliancemail@morningstar.com.)

●

Collective investment trusts in which Morningstar Investment Management is an investment adviser or sub-adviser to (A current list of these funds may be requested from the Compliance team by sending a request to compliancemail@morningstar.com.)

Reportable securities do not include:

●	Direct obligations of the U.S. government (e.g., U.S. Treasury Bonds)
●

Cash and money market instruments such as bank certificates of deposit, commercial paper, high-quality short-term debt instruments (i.e., an instrument having a maturity of less than 366 days and rated in one of the highest two rating categories by a NRSRO), and Digital Assets that are not registered with the SEC as securities

●	Shares in open-end mutual funds, including money market funds (except for those in which the RIA is an investment adviser or sub-adviser)
●

Units in a unit investment trust (except for those in which Morningstar Investment Management is an investment adviser or sub-adviser) which includes separate accounts supporting an insurance company’s variable insurance contracts, like for example a variable annuity

●	Units in a collective investment trust (except for those in which Morningstar Investment Management is an investment adviser or sub-adviser)
●	Unvested restricted, performance, or market stock units of Morningstar, Inc. stock
●	Unexercised stock options of Morningstar, Inc. stock
●	529 Plan securities
●

Transactions include the purchase, sale, donation, or other related activities involving shares of a security or investment product or coins, tokens, shares, or other unit of ownership of a Digital Asset. Certain purchases or sales listed below that are not directed by the access person at the time of execution are exempt from the definition of a transaction:

●	Dividends or capital gains reinvestments made as part of an automatic reinvestment plan.
●	Regular periodic purchases or withdrawals made automatically in accordance with a previously established predetermined schedule and allocation (an “automatic investment plan.”)

(viii)

An access person’s immediate family consists of his/her spouse or live-in partner, each family member residing in the access person’s household, and any other person or entity whose investment activity could reasonably be attributed to the access person.

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b.	Personal Trading Policies

Morningstar Investment Management’s policies regarding personal trading are as follows:

(i)	All Supervised Persons are considered access persons.
(ii)

Supervised Persons and their immediate family members may only maintain accounts containing reportable securities at brokers approved by the Compliance team. Exceptions to this policy must be approved by the Compliance team.

●

Reportable securities held in accounts over which the Supervised Person and/or their immediate family member does not have any control or influence over the purchase or sale of reportable securities (e.g., an account managed by a financial professional who has discretion over the account’s trading activities, commonly known as a “managed account”) will be granted an exception to this policy after the Supervised Person provides the Compliance team with documentation certifying the managed status of the account.

●

Supervised Persons may obtain the current list of approved brokers from the Compliance team by sending a request to compliancemail@morningstar.com. Supervised Persons of Morningstar Investment Management must comply with this policy within 30 days of association with Morningstar Investment Management.

(iii)	Supervised Persons will take the necessary steps to include their account on a broker’s electronic feed, when such feed is available.
(iv)

Supervised Persons will obtain written approval from the Chief Compliance Officer, or their designee, prior to participating in an initial public offering (“IPO”) or Initial Coin Offering or similar presale of Digital Coins or Tokens of securities registered with the SEC (“ICO”) or investing in a private placement (which includes hedge funds.)

●	Requests to the Chief Compliance Officer or their designee for IPO, ICO, or private placement transactions are to be made through the compliance reporting system.

(v)

For restricted, market, and performance stock units, Supervised Persons will, within 5 business days of their vesting, transfer their vested shares to a personal brokerage account connected to an electronic feed.

(vi)

Supervised Persons will not participate in “day trading”, where an investor buys and sells a security within the same trading day to a degree that could reasonably be determined that the volume of trading is interfering with or detracting from the Supervised Person’s employment responsibilities.

●

Senior Management reserves the right to place trading restrictions on Supervised Persons found to be undertaking day trading, or any other trading practices that interferes with their job performance during regular business hours.

(vii)

Portfolio managers of Select Equity Wealth portfolios and their teams (“Equity PMs”) are prohibited from executing or influencing any transaction in any company’s reportable securities when the company is listed on the Restricted Stock List for All Equity Analysts and MIM US Equity PM Team (“Restricted List”).

●

This includes any equity or debt securities of a company and applies to each security that derives its value from a security issued by the company, such as puts, calls, or other derivatives (without regard to the issuer of the put, call, or other derivative.)

●	Equtiy PMs are responsible for checking the Restricted List prior to making a transaction and are also responsible for checking the Restricted List on behalf of their immediate family members.

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●

For the avoidance of doubt, Supervised Persons and their immediate family members are not responsible for trades made in securities contained on the Restricted List if they have no control or influence over those trades (e.g., for trades made by an investment adviser with discretionary authority over the account). The Compliance team may require a Supervised Person to certify they had no control or influence over such trades.

(viii)

Supervised Persons with advanced knowledge of an upcoming or likely transaction directed by Morningstar Investment Management in an equity or ETF security are prohibited from directing or influencing any transaction in that company’s securities (including options) in any beneficially owned accounts from the time the Supervised Persons is made aware of the transaction until a reasonable period of time (e.g., 48 hours) has passed after Morningstar Investment Management has placed the trade for all its Clients.

●

This includes any equity or debt securities of a company and applies to each security that derives its value from a security issued by the company, such as puts, calls, or other derivatives (without regard to the issuer of the put, call, or other derivative.)

●

For the avoidance of doubt, Supervised Persons and their immediate family members are not responsible for trades made if they have no control or influence over those trades (e.g., for trades made by an investment adviser with discretionary authority over the account). The Compliance team may require a Supervised Person to certify they had no control or influence over such trades.

(ix)

Supervised Persons who have, or are likely to have access to, advanced knowledge of trades made by Morningstar Investment Management in regard to the portion of a Morningstar Funds Trust fund it manages are prohibited from executing or influencing any transaction in a security or company’s securities when the security or company is listed on the Morningstar Funds Restricted List. Supervised Persons subject to the Morningstar Funds Restricted List will be notified of such and educated on the dates on which a security or company is added to or removed from the Morningstar Funds Restricted List.

●

This includes any equity or debt securities of a company and applies to each security that derives its value from a security issued by the company, such as puts, calls, or other derivatives (without regard to the issuer of the put, call, or other derivative.)

●

Applicable Supervised Persons are responsible for checking the Morningstar Funds Restricted List prior to making a transaction and are also responsible for checking the Morningstar Funds Restricted List on behalf of their immediate family members.

●

For the avoidance of doubt, Supervised Persons and their immediate family members are not responsible for trades made in securities contained on the Morningstar Funds Restricted List if they have no control or influence over those trades (e.g., for trades made by an investment adviser with discretionary authority over the account). The Compliance team may require a Supervised Person to certify they had no control or influence over such trades.

(x)	Supervised Persons will comply with the following reporting requirements:

●

Initial Report Within ten calendar days of becoming a Supervised Person, provide an inventory of all reportable securities that the Supervised Person has a beneficial ownership in that are not held in managed accounts. The inventory of reportable securities must be current within 45 days of becoming a Supervised Person.

●

Quarterly Report Within 30 calendar days after a calendar quarter end, or such earlier date as may be specified by the Compliance team, ensure all transactions in reportable securities made during the prior calendar quarter (with the exception of those held in managed accounts) are reflected in the compliance reporting system or have been disclosed to the Compliance team via a submitted broker account statement. For the avoidance of doubt:

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○

Purchases and sales made in connection with the initiation, modification, or termination of an automatic investment plan are required to be reported as part of the Quarterly Report. Only predetermined periodic purchases and sales made as part of an established automatic investment plan are excluded from the definition of a transaction. o Dividends and capital gains that are automatically reinvested do not need to be reported on the Quarterly Report.

●

Annual Report Within 30 calendar days after the calendar year-end, or such earlier date as may be specified by the Compliance team, ensure the holdings reflected within the compliance reporting system represents an accurate and complete listing of all reportable securities in which the Supervised Person has a beneficial ownership as of the calendar year-end, with the exception of those held in managed accounts, or have been submitted to the Compliance team via a submitted broker account statement.

○

For the avoidance of doubt, Supervised Persons are required to update their holdings in all reportable securities, including those holdings that are part of an automatic dividend or capital gain reinvestment plan or an automatic investment plan.

(xi)	Supervised Persons will provide the Compliance team with duplicate trade confirmations or account statements for a given period upon request.
(xii)

Senior Management will cause the Compliance team to be promptly notified of securities or companies to be included or removed from any Restricted List and changes to Supervised Persons subject to Restricted Lists.

c.	Violations

Violations of this section are handled by appropriate Senior Management and/or the Compliance team on a case-by-case basis. The type, severity, and frequency of violations are all considered when determining a proper course of action. Those determined to be “material” include intentional, serious, and/or repeated violations where the Supervised Persons knew or should have known his or her activity was in breach of the Code of Ethics.

In general,

(i)	The first material violation will include a written notification to the Supervised Person. Supervised Persons are required to review the Code of Ethics upon notification.
(ii)

A second material violation will include written notification to the Supervised Person of the violation and any additional requirements or conditions deemed appropriate on the Supervised Person’s personal trading. Supervised Persons are required to review the Code of Ethics upon notification.

(iii)

Any subsequent material violations will be handled in accordance with the severity of the violations as determined by Senior Management and/or the Compliance team and may include preclearance of any personal trade by the Supervised Person and their immediate family going forward, disgorgement of any profits, recording of the violations in the Supervised Person’s employment records (e.g., performance evaluations), and/or outright prohibition of personal investing by the Supervised Person.

viii.	Insider Trading

The term “insider trading” is generally considered to include both the use of material, nonpublic information to trade securities and the communication of material, nonpublic information to others.

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Information is material if there is a substantial likelihood a reasonable investor would consider the information important in making an investment decision. Positive or negative information may be material. Material information is not limited to historical facts, it may also include future events, projections, or forecasts.

Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. Information is generally not viewed as “public” until it is considered absorbed and evaluated by the investment market after completion of the second trading day after the information is released to the public. The SEC’s historical position is that the term material nonpublic information relates not only to issues but also to an investment adviser’s investment recommendations and client securities holdings and transactions.

The “Awareness” Standard used by the SEC states an person will be liable for securities bought or sold while being “aware” of inside information, except if the person (1) can demonstrate that before becoming aware of the inside information, he or she entered into a binding contract to trade that security, (2) provided instructions to a broker or a financial adviser to execute a trade before becoming aware of inside information, or (3) adopted, and had previously adhered to, a written plan specifying purchases or sales of a security prior to becoming aware of inside information

Morningstar Investment Management’s policy is that Supervised Persons are prohibited from trading securities while in possession of material, nonpublic information about that company or security.

Morningstar Investment Management’s policy is that Supervised Persons are prohibited from communicating material, nonpublic information to others. Exceptions to this include communications with the Chief Compliance Officer, Compliance team, and/or Morningstar, Inc.’s Legal team.

Supervised Persons must immediately notify his/her manager and the Compliance team if they are in receipt of material, non-public information (unless such material, nonpublic information is about Morningstar Investment Management.)

ix.	Outside Activities

Morningstar Investment Management’s policy is that Supervised Persons are not permitted to engage in outside activities that present a real or perceived conflict of interest.

Supervised Persons will obtain written approval from the Compliance team before engaging in any outside activity that involves

a.	a Client, or
b.	having discretion to invest and/or participate in investment decisions, or related investment matters whether compensated for the activity or not.

Such approval may be obtained by submitting the appropriate “Outside Activity” form through the compliance reporting system.

Supervised Persons that are subject to other self-regulatory organization regulations should also refer to those policies to determine if they must disclose additional outside activities.

For the avoidance of doubt,

a.	An outside activity is any activity that is not part of a Supervised Person’s assigned duties or a Morningstar sponsored activity.
b.

Involvement in social, religious, educational, charitable, civic or fraternal organizations that do not involve the Supervised Person being involved in the organization’s investment matters does not require written approval from the Compliance team.

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c.

Obtaining approval under the Morningstar, Inc. Code of Ethics for an outside activity does not take the place of obtaining compliance’s approval under this Compliance Manual’s policies and procedures, and vice versa.

x.	Confidential Information

Morningstar Investment Management’s policy is that Supervised Persons will not disclose confidential information concerning Morningstar Investment Management, Morningstar, Inc., or Morningstar, Inc.’s affiliates (the “Morningstar Family of Companies”) to anyone outside of Morningstar, Inc. and its subsidiaries without the prior approval of the Chief Compliance Officer or Compliance team.

a.	Supervised Persons may disclose information contained within Morningstar, Inc.’s 10-Q, 10-K, or 8-K only after its publication.
b.

Any request for information that is not generally released in the normal course of business should be referred to the Chief Compliance Officer for determination as to whether such request will be fulfilled.

xi.	Requests from or Visits by Regulatory Authorities

Morningstar Investment Management’s policy is that all contacts, inquiries, or requests—written or oral—for information or documents by governmental or self-regulatory authorities (e.g., SEC, DOL, FINRA, state regulatory agencies), are to be reported immediately to the Chief Compliance Officer.

a.	In the case of telephone requests, the Supervised Person receiving the request should obtain the name, agency, address, and telephone number of the representative making such request.

xii.	Subpoenas or Other Legal Process

Morningstar Investment Management’s policy is that only officers of Morningstar Investment Management may accept a subpoena or other legal process related to Morningstar Investment Management.

a.	If service is attempted upon a non-officer Supervised Person, he or she must immediately contact Senior Management, the Legal team, or the Chief Compliance Officer.

xiii.	Reporting Violations

Morningstar Investment Management’s policy is that immediately upon becoming aware that Morningstar Investment Management or any of its officers, Employees, Outsourced Persons, or agents (e.g., solicitors) has committed or is about to commit a:

a.	violation of any applicable securities laws;
b.	breach in Morningstar Investment Management’s fiduciary duty arising under any federal or state laws;
c.	violation of any federal or state law;
d.	Code of Ethics violation; or
e.	An act of wrongdoing such as, but not limited to, bribery, theft, falsifying documents, destroying/deleting documents or lying to regulators.

Such notification should be in writing and include documentation supporting the evidence of the violation.

a.

In lieu of notifying the Chief Compliance Officer directly, notifications can be sent using the Morningstar Ethics Hotline website (http://morningstar.ethicspoint.com/) or by calling 1-800-555-8316 (US or Canada) or 000 117 then enter 833 626 1539 (India).

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Although Supervised Persons are encouraged to report violations as outlined above, Dodd Frank does not include a requirement that violations be reported internally prior to reporting such violations to the SEC.

The Compliance team will, to the extent reasonably possible, keep confidential:

a.	the identity of the reporting employee,
b.	the information provided, and
c.	any subsequent discussions or actions in response to the reporting employee’s notification.

In the course of any investigation, however, the Compliance team may find it necessary to share information with others on a “need to know” basis.

Morningstar Investment Management prohibits any form of intimidation or retaliation against any Supervised Person that brings any actual or potential violations of applicable securities laws, Code of Ethics, or suspected wrongdoings to the attention of a Compliance team member or to the SEC directly under its whistleblowing program.

The manager of a Supervised Person who reported improper activities will monitor to ensure that the Supervised Persons is not retaliated against due to his or her reporting of improper activities.

Managers are responsible for periodically communicating to their direct reports Morningstar Investment Management’s prohibition from intimidating or retaliating against a Supervised Person who alerted the Chief Compliance Officer or the SEC directly regarding potential violations.

C.	Applicable Regulations and Summary

Listed below are the fundamental regulatory requirements, pertaining to this policy and the corresponding requirements and restrictions documented in section B.

i.	Section 206 of the Advisers Act
ii.	Rule 204A-1 of the Advisers Act
iii.	Section 204A of the Advisers Act
iv.	Section 21F of the Securities Exchange Act of 1934, as amended
v.	Commission Interpretation Regarding Standard of Conduct for Investment Advisers, effective July 12, 2019
vi.	Section 922 of the Dodd-Frank Act

Regulation Summary

Section 206 is the Advisers Act’s anti-fraud provision, which broadly prohibits investment advisers from fraudulent, deceptive, or manipulative acts with clients, covering schemes to defraud, fraudulent practices, and other manipulative conduct. It gives the SEC the authority to issue rules and regulations to prescribe means reasonably designed to prevent such acts, practices, and courses of business.

An investment adviser’s fiduciary obligations are not contained within the Advisers Act but come from views expressed by the SEC in various formats, including the Commission Interpretation Regarding Standard of Conduct for Investment Advisers, effective July 12, 2019. Those views are:

i.	Duty of Loyalty
ii.	Duty of Care

a.	Duty to Provide Advice in the Best Interest of the Client
b.	Duty to Seek Best Execution of Client Transactions

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c.	Duty to Provide Advice and Monitoring Over the Course of the Relationship

An adviser’s fiduciary duty cannot be waived, though it will apply in a manner that reflects the agreed-upon scope of the relationship. Including contract provisions purporting to waive an adviser’s fiduciary duty generally, such as by including statements that the adviser will not act as a fiduciary, blanket waivers of all conflicts of interest, or wavier of any specific obligation under the Adviser’s Act are inconsistent with the Adviser’s Act, regardless of the sophistication of the client.

Investment advisers may have access to material information that has not been publicly disseminated. To combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act, requiring an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading.

Rule 204a-1 of the Advisers Act requires all Supervised Persons to report promptly any violations of the firm’s Code of Ethics that occurred or are about to occur, violations should be reported either to the compliance department or to a third party designated by the firm.

The Dodd-Frank Act contains provisions with respect to whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Act provides that the SEC will pay awards to eligible whistleblowers that voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. An “eligible whistleblower” is someone who possesses a reasonable belief that the information he or she is providing relates to a securities law violation that has occurred, is ongoing, or is about to occur, and who provides that information as required under Section 21F(h)(1)(A) of the Securities Exchange Act of 1934. The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Dodd-Frank Act.

D.	Related Documents

No related documents

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